                                                                   EXHIBIT 10.13

     Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                            LETTER OF UNDERSTANDING


     This Letter of Understanding is by and between Law Office Information Systems, Inc., an Arkansas Corporation (LOIS) and Pacific Data Conversion Corporation, an Oregon Corporation (PDCC).

     WHEREAS, LOIS is in the electronic publishing business and PDCC is in the electronic conversion business;

     WHEREAS, LOIS is in need of converting approximately 1.4 billion characters of data over the next 6-month period and PDCC is capable and ready to perform said conversion;

     IT IS THEREFORE AGREED AS FOLLOWS:

     That this Letter of Understanding will set forth the general Agreement by and between LOIS and PDCC as to the terms and conditions that shall hereinafter be set forth at a later date in an Agreement between the two companies.

     1.     LOIS shall immediately ship Raw Materials amounting to approximately
            1.4 billion characters to PDCC comprising of the State of Ohio.

     2. LOIS shall send a check in the amount of * to PDCC representing a deposit of approximately 20% of the anticipated cost of the project.

     3. PDCC shall accept said shipment in Oregon and send the same to its conversion facility in China. Both LOIS and PDCC shall share equally the cost of the shipment of the Raw Materials to China.

     4. PDCC shall convert Raw Materials into Electronic Materials and return the same to LOIS on CD-ROM approximately every week.

     5. PDCC warrants and represents that the Quality Standards of the Electronic Materials shall be accurate to within 99.995% of the raw Materials as defined by Measured Quality Standards.

     6. LOIS shall have up to 15 days to check the Quality Standards of the Electronic Materials. If LOIS notifies PDCC within those 15 days that Quality Standards are not been met, PDCC shall have 15 days to correct the Electronic Materials. If LOIS does not notify PDCC within 15 days that Quality Standards have not been met, then and in that event it shall be deemed that the Electronic Materials have met Quality Standards. If PDCC fails to meet the Quality Standards on more than 4 occasions, LOIS shall have the right to cancel the Agreement and receive a refund on any monies remaining from its
            * deposit.

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     7. PDCC shall send an invoice to LOIS along with every shipment of the Electronic Materials in which the amount of the invoice shall equal
            * of Electronic Materials converted. Within 15 days if Quality Standards have been met, LOIS shall pay 80% of the invoice amount and the remaining 20% shall be taken from the deposit monies already paid by LOIS.

     8. It is contemplated between the parties that PDCC will deliver approximately 75 million characters in the first month after receiving the Raw Materials in China. In the second month, approximately 350 million characters will be converted and 400 million in the third month. Thereafter PDCC warrants that it shall convert and sent a minimum of 360 million characters each month with the goal of 400 million characters per month. If and in the event that PDCC fails to send at least 360 million characters in month four of this Agreement, PDCC shall have 15 additional days to meet this minimum requirement. If PDCC fails to deliver the minimum requirement after the 15-day period, then and in that event a penalty shall be deducted from the invoice for that particular month in the amount of * that should have been converted if PDCC had met its goal. If LOIS needs other Raw Material conversions after the State of Ohio is finished, PDCC shall be given a one-month grace period prior to the enforcement of these late delivery penalties.

     9.     The following are definitions of previously mentioned terms:

     . "Raw Materials" - Raw Materials shall be understood to mean that materials used for conversion into an electronic format. Raw Materials shall generally consist of legal materials or legally related materials. Raw Materials can be in the form of print which are usually contained within a compiled format and bound together, in the form of both soft and hard bound books, pamphlets, folders, and the like.

     . "Electronic Materials" - Electronic Materials shall be understood to mean Raw Materials that have been keyed (or otherwise converted); formatted in accordance with specified requirements; and supplied with all appropriate Coding Information and Emphasis Tags as specified by LOIS.

     . "Quality Standards" - Quality Standards shall mean Electronic Materials that are accurately converted to Ninety-Nine and Nine Hundred Ninety Five Percent (99.995%) of the Raw Materials.

     . "Measured Quality Standards" - Measured Quality Standards is the method used to determine Quality Standards. Upon the receipt of Electronic Materials sent by PDCC to LOIS, LOIS shall select a 100 page continuous block of information (or as many 100 page blocks as LOIS desires) and compare the Raw Materials to the Electronic Materials. Accuracy of the conversion is checked by counting the total number of characters within said 100 page block(s) and the number of occurrences where the Raw Materials do not match the Electronic Materials. The total characters contained within a given 100 page block of Electronic Materials minus the total characters of Electronic Materials converted incorrectly within such block(s) divided by the total characters contained within such 100 page block(s) (and expressed as a percentage

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

            by multiplying by 100) shall be the formula used to determine the Quality Standard. The results of the quality check shall be immediately sent to PDCC if the materials do not meet Quality Standards. PDCC shall then check its copy of the Electronic Materials to ascertain the veracity of said quality check. It is understood by both PDCC and LOIS, that the accuracy level of any 100 page block so chosen by LOIS, shall be deemed to be that of the entire amount of Electronic Materials for that project.

            It is understood between the parties that when Measured Quality Standards are being determined, any character which is emphasized or effected by an emphasis tag (SGML character), is in fact emphasized or affected in a manner not consistent with the Raw Materials, then and in that event, all characters contained within the emphasized or affected characters shall be deemed not to be accurately converted. It is also understood that when a character or characters are emphasized or affected in the Raw Materials but not so affected or emphasized in the Electronic Materials, then and in that event, all characters that should have been emphasized or affected in the Electronic Materials shall be deemed not to be accurately converted.

     Signed to and agreed by the parties this 29th day of December, 1998.


LOIS, INC.                              PDCC

/s/ Kyle D. Parker                      /s/ Iris L. Hanney
----------------------------------      ---------------------------------------
Kyle D. Parker                          Iris L. Hanney
C.E.O.                                  V.P. Sales & Marketing

                                       3